LightPath Technologies Adds New Mid-Wave Infrared Collimator to Its Catalog

Targets Growing Markets Including IRCM & Gas Sensing

ORLANDO, FL -- (Marketwire - April 26, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today it has added a new Mid-Wave Infrared (MWIR) fiber collimator using LightPath's molded infrared aspheres. This collimator is designed as a beam expanding optic for MWIR fibers or as a collimating lens for Quantum Cascade Lasers (QCL) used in a wide variety of applications including infrared countermeasures (IRCM), and gas analytical instrumentation for environmental sensing. These infrared markets are growing rapidly as the cost of MWIR laser sources continues to decline.

This new collimator is based on LightPath's existing MWIR collimating lenses and extends our existing product line of collimators into the infrared. These new lenses are manufactured from LightPath's Black Diamond™ chalcogenide glass and are a less expensive substitute for high-volume, diamond-turned Germanium and Zinc Selenide optics.

"LightPath Technologies is continuing to expand its product line for Infrared Optics with the introduction of these collimators. These new products are an expansion of our business in high performance molded aspheres for laser collimation. The combination of LightPath's experience in laser collimation and our new Black Diamond infrared optics is proving to be an excellent market for our unique capabilities," said Jim Gaynor, CEO and President of LightPath.

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed within these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Tel: +1-407-382-4003 x336
Email: rpini@lightpath.com
Web: www.lightpath.com